SEVERANCE AGREEMENT AND GENERAL RELEASE
This Severance Agreement and General Release (this “Agreement” or this “Agreement and General Release”) is entered into by Jeffrey E. Smith (“Executive”) and PDI, Inc. (the “Company”). Executive and the Company are jointly referred to in this Agreement as the “Parties.”
1.Termination of Employment. Executive’s employment with the Company will terminate upon his retirement effective February 27, 2015 (the “Termination Date”). Executive and the Company agree that Executive’s retirement falls within the scope of Paragraph 2 of the Amended and Restated Employment Separation Agreement dated October 20, 2014 between Executive and PDI (“ES Agreement”), a copy of which is attached hereto as Exhibit A. Executive and PDI further agree that his retirement is in accordance with Paragraph 2(iii) of the PDI, Inc. Restricted Stock Grant Agreement for Jeffrey E. Smith Grant Date: April 4, 2013 (the “RS Grant Agreement”), and Paragraph 2(iii) of the PDI, Inc. Restricted Stock Grant Agreement for Jeffrey E. Smith Grant Date: February 25, 2014, a copy of which are attached hereto as Exhibit B.
2.    Consideration. In consideration for signing this Agreement and General Release and in accordance with terms of the ES Agreement (Exhibit A), the Company agrees:

i.
To pay Executive severance in the lump sum total amount of Five Hundred Nine Thousand Two Hundred Twenty Dollars and Zero Cents ($509,220.00) in accordance with Paragraph 2 of the ES Agreement (the “Severance Payment”), less applicable withholding required by law, plus

ii.
A lump sum in the amount of Seventy Seven Thousand Five Hundred Seventy Two Dollars and Eighty-Four Cents ($77,572.84) for the average cash incentive compensation paid during the most recent three (3) years immediately preceding the termination date.

iii.
If Executive properly and timely elects to continue medical and dental coverage under the Company’s plan in accordance with the continuation requirements of COBRA, the Company shall reimburse Executive for the cost of the premium for such coverage for up to a twelve (12) month period beginning on the Termination Date and ending on February 29, 2016; or (ii) the date on which Executive becomes eligible for other group health coverage. Thereafter Executive shall be entitled to elect to continue COBRA coverage for the remainder of the COBRA period, at Executive’s own expense and as required by law. In order to receive reimbursement hereunder, Executive must submit proof of payment acceptable to the Company within 90 days after Executive incurs such expenses.

Executive understands and agrees that he is not entitled to any severance money or benefits, other than those offered in accordance with the terms of the ES Agreement (Exhibit A) and this Agreement, except as may be provided by the RS Stock Agreement.
Subject to Paragraph 3 below and/or as otherwise provided by this Agreement, the Severance Payment will be made once this Agreement becomes effective and within 60 days of the Termination

Date. Notwithstanding the foregoing, if the 60 day period following the Executive’s termination ends in a calendar year after the year in which the Executive’s employment terminates, the Severance Payment shall be made no earlier than the first day of such later calendar year.
3.    Delay of Payment to Comply with Code Section 409A. Notwith-standing anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” within the meaning of Code Section 409A and the regulations promulgated thereunder, then if and to the extent required in order to avoid the imposition on Executive of any excise tax under Code Section 409A, the Company shall delay the commencement of such payments (without any reduction) by a period of six (6) months after Executive’s termination date. Any payments that would have been paid during such six (6) month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive six (6) months and one (1) day after Executive’s termination of employment. The 6-month payment delay requirement of this Paragraph 3 shall apply only to the extent that the payments under this Paragraph 3 are subject to Code Section 409A. With respect to payments or benefits under this Agreement that are subject to Code Section 409A, whether Executive has had a termination of employment shall be determined in accordance with Code Section 409A and applicable guidance issued thereunder.
4.    409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Subject to the provisions in this Section, the Severance Payments pursuant to this Agreement shall begin only upon the date of the Executive’s “separation from service” which occurs on or after the date of the Executive’s termination of employment. It is intended that each installment of the severance payments and benefits provided under this Agreement, if any, shall be treated as a separate “payment” for purposes of Section 409A.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.
5.    Tax Obligations. Executive agrees and understands that he will fully assume all tax obligations on the sums set forth in Paragraph 2 of this Agreement and that the will be exclusively liable for the payment of federal, state, and/or local taxes which may be determined to be due as a result of any consideration or payment received by him pursuant to this Agreement. In addition, Executive agrees to fully indemnify and hold harmless the Company from payment of any and all taxes, interest or penalties that may be required of it by any government agency at any time as a result of any payment or consideration paid by him pursuant to this Agreement. The Executive further acknowledges that neither the company nor any representative of the Company has made any promise, representation or warranty, express or implied, regarding the tax consequences of any consideration paid pursuant to this Agreement.
6.    Limitation of Payments. If any payment or benefit due under this Agreement, together with all other payments and benefits Executive receives or is entitled to receive from the Company, would (if paid or provided) constitute an excess parachute payment (within the meaning of Section 280G(b)(l) of the Code), the amounts otherwise payable and benefits otherwise due under this Agreement will be limited to be minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an excess parachute payment will be made by the Board, in its sole discretion. Any such reduction in the preceding sentence shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (ii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to bring the issue to a shareholder vote in accordance with Section 280G(b)(5) of the Code and the Treasury Regulations thereunder.
7.    Executive’s General Release of Claims. In exchange for the severance benefits described in Paragraph 2 of this Agreement, Executive knowingly and voluntarily releases PDI, Inc., and its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors, shareholders, agents, representatives and employee benefit plans and programs and their administrators and fiduciaries (collectively referred to in this Agreement and General Release as the “Released Parties”), from any and all claims, known and unknown, resulting from anything which has happened up to the date Executive signs this Agreement, including any claim for attorneys’ fees. For purposes of this release, “Executive” includes Executive and his heirs and legal representatives.
Without limiting the release in the prior paragraph in any way, Executive expressly waives and releases all claims relating to or arising out of any conduct of the Released Parties and/or any aspect of Executive’s employment with the Company and Executive’s termination, including, but not limited to all claims under:

•	The Age Discrimination in Employment Act;

•	The National Labor Relations Act;

•	Title VII of the Civil Rights Act;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan);

•	The Genetic Information Nondiscrimination Act;

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act;

•	The Occupational Safety and Health Act;

•	The Workers Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The Uniformed Services Employment and Reemployment Rights Act;

•	Employee Polygraph Protection Act;

•	The Employee (whistleblower) civil protection provisions of the Corporate and Criminal Fraud Accountability Act (Sarbanes-Oxley Act);

•	The New Jersey Law Against Discrimination;

•	The New Jersey Civil Rights Act;

•	The New Jersey Family Leave Act;

•	The Millville Dallas Airmotive Plant Job Loss Notification Act;

•	The New Jersey Conscientious Employee Protection Act;

•	The New Jersey Equal Pay Law;

•	The New Jersey Occupational Safety and Health Law;

•	The New Jersey Smokers’ Rights Law;

•	The New Jersey Genetic Privacy Act;

•	The New Jersey Fair Credit Reporting Act;

•	The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim;

•	other federal, state or local law equal employment opportunity or other laws, regulations, or ordinances;

•	breach of contract; quasi contract; negligence; interference with contract/business

•	advantage; fraud; defamation; intentional infliction of emotional distress;

•	common law wrongful discharge from employment; and

•	any other duty or obligation of any kind or description to the fullest extent permissible by law.
Executive does not waive or release: (1) his right to enforce or challenge this Agreement and General Release; (2) any vested rights which Executive may have under any employer sponsored benefit plan; (3) the right to file any unwaivable charge or complaint with a government administrative agency (although Executive does waive and release any right to recover damages in connection with any such charge or complaint relating to anything which has happened up to the date Executive signs this Agreement); (4) rights or claims which cannot lawfully be released; and/or (5) rights or claims arising after the date Executive signs this Agreement.
Executive represents that as of the date he signs this Agreement and General Release, he is unaware of any work related illness or injury. Executive also acknowledges and agrees that he has fully and timely received all wages, overtime compensation, bonuses, commissions, benefits, and/or other amounts due in connection with his employment with and termination from the Company.

6.    Confidentiality and Return of Property. Executive represents that Executive has not divulged any proprietary or confidential information of the Company and has and will continue to maintain the confidentiality of such information consistent with the Confidentiality, Non-Solicitation, and Covenant Not to Compete Agreement signed by Executive and dated on May 15, 2006 (the “Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement”), a copy of which is attached hereto as Exhibit C and incorporated by reference herein, the Company’s policies, and/or or as otherwise required by law.
Executive represents that Executive has returned all of the Company’s property, documents, and/or any confidential or proprietary information in Executive’s possession or control. Executive also agrees that Executive is in possession of all of Executive’s property that Executive had at the Company’s premises and that the Company is not in possession of any of Executive’s property.
8.    Governing Law and Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.
9.    Severability. Should any provision or part of any provision of this Agreement be declared illegal, unenforceable, or ineffective in any legal forum, that provision or part of that provision shall immediately become null and void, but the rest of this Agreement and General Release will remain in full force and effect.
10.    Nonadmission of Wrongdoing and Attorneys’ Fees. Neither party, by signing this Agreement, admits any wrongdoing or liability to the other. Both Executive and the Company deny any wrongdoing or liability. The Parties shall each bear their own attorneys’ fees and/or expenses incurred in connection with this Agreement and no party shall be deemed a prevailing party for any purpose.
11.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Executive and the Company.
12.    Entire Agreement. This Agreement and General Release sets forth the entire agreement between Executive and the Company. This Agreement and General Release supercedes and replaces any and all prior agreements or understandings between the Executive and the Company, except the Confidentiality, Non-Solicitation and Covenant Not To Compete Agreement (Exhibit C) and the PDI, Inc. Restricted Stock Grant Agreement for Jeffrey E. Smith Grant Date: April 4, 2013 (Exhibit B), which shall survive and continue to remain in full force and effect. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.
13.    Representation by Counsel. Executive acknowledges that he has had ample time and opportunity to consult with the attorney of his choice in connection with his execution of this Agreement if he elected to do so; that he has carefully read and fully understands all of the provisions of this Agreement; and that he has had adequate time to review this Agreement and the General Release contained in this Agreement.

14.    ADEA Waiver. Executive acknowledges that he is releasing claims arising under the Age Discrimination in Employment Act (“ADEA”). To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f), the Company and Executive agree as follows:

a.	Executive represents that he has carefully read and fully understands the terms of this Agreement and General Release.

b.	Executive is advised to consult with an attorney before signing this Agreement and General Release.

c.	Executive acknowledges and understands that he has had twenty-one (21) days to consider this Agreement and General Release.

d.
Executive represents that he has taken as much time as necessary to consider whether to sign this Agreement and General Release and has chosen to sign this Agreement and General Release freely, knowingly, and voluntarily.

e.
For a seven (7) day period after Executive signs this Agreement and General Release, Executive may revoke this Agreement and General Release by delivering a written revocation to Nancy McConville, PDI, Inc., Morris Corporate Center One, 300 Interpace Parkway, Parsippany, NJ 07054. The revocation must be personally delivered to Nancy McConville or mailed to Nancy McConville and postmarked within seven (7) days of the date the Executive signs this Agreement and General Release. This Agreement and General Release will not become effective or enforceable until after the end of this revocation period.

8.    Agreement is Joint Product. The Parties acknowledge that this Agreement is a joint product and shall not be construed for or against any party on the ground of sole authorship. This Agreement may be executed in multiple originals, each of which shall be considered an original instrument, but all of which shall constitute one (1) agreement, and shall bind the Parties hereto and their successors, heirs, assigns, and legal representatives.

EXECUTIVE		PDI, Inc.
/s/ Jeffrey E. Smith	By:	/s/ Jennifer Leonard
Jeffrey E. Smith		Jennifer Leonard, Sr. Vice President Human Resources and IT
Date: February 28, 2015		Date: March 9, 2015